Exhibit (a)(13)

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (the “Amendment”), made and entered into as of October 13, 2009, amends that certain Agreement and Plan of Merger by and among PLLL HOLDINGS, LLC, a Delaware limited liability company (“Parent”), PLLL ACQUISITION CO., a Delaware corporation (“Merger Subsidiary”), and PARALLEL PETROLEUM CORPORATION, a Delaware corporation (the “Company”). Any terms used but not defined where first used shall have the meanings set forth in the Merger Agreement (defined below).

RECITALS

A. The parties hereto have entered into the Agreement and Plan of Merger dated as of September 15, 2009 (the “Merger Agreement”).

B. The parties hereto desire to amend the Merger Agreement as set forth in this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Subsidiary and the Company agree as follows:

SECTION 1. Amendments.

(a)	A new definition is hereby added to Section 1.1 in alphabetical order:

“Expenses” shall mean all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of Parent and its Affiliates) incurred by Parent or Merger Subsidiary or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger; provided, however, that in no event shall Expenses payable hereunder exceed $1,000,000 in the aggregate.

(b)	In Section 8.3(b)(i)(C) of the Merger Agreement, the phrase “the Company consummates an Acquisition Proposal, within twelve (12) months of the date this Agreement is terminated” is hereby deleted and replaced with “the Company consummates an Acquisition Proposal, within nine (9) months of the date this Agreement is terminated.”

(c)	In Section 8.3(b) of the Merger Agreement, the phrase “a termination fee of $5,500,000 in cash (the “Termination Fee”)” is hereby deleted and replaced with “a termination fee of $4,000,000 plus Expenses in cash (the “Termination Fee”).”

SECTION 2. General.

(a) This Amendment may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

(b) This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of law hereof.

(c) On and after the date hereof each reference in the Merger Agreement to “this Agreement,” “herein” or words of like import shall mean and be a reference to the Merger Agreement as amended hereby. No reference to this Amendment need be made in any instrument or document at any time when referring to the Merger Agreement, and a reference to the Merger Agreement in any such instrument or document shall be deemed to be a reference to the Merger Agreement as amended hereby.

(d) Except as specifically provided for in this Amendment, all other provisions of the Merger Agreement shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by each of the parties hereto as of the date first written above.

PLLL HOLDINGS, LLC

By:	/s/ Sam Oh

Name:	Sam Oh
Title: Vice President

PLLL ACQUISITION CO.

By:	/s/ Sam Oh

Name:	Sam Oh
Title:	Vice President

PARALLEL PETROLEUM CORPORATION

By:	/s/ Larry Oldham

Name:	Larry Oldham
Title:	Chief Executive Officer

Signature Page to

Amendment No. 1 to Agreement and Plan of Merger